Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS 2009 RESULTS
Stamford, Connecticut March 16, 2010, Patriot National Bancorp, Inc (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank, reported a net loss for the year ended December 31, 2009 of $23.9 million compared to a net loss of $7.1 million for the year ended December 31, 2008.  On a per share basis, the net loss was $5.02 for the year ended December 31, 2009, compared to a net loss of $1.50 for the year ended December 31, 2008.

The Company’s subsidiary, Patriot National Bank, which commenced operations in August 1994, was profitable each year from 1996 through 2007, inclusive.  The Bank’s financial performance was adversely impacted in both 2008 and 2009 from the extraordinary effects of what may ultimately be the worst financial crisis in our country since the Great Depression.  The effects of the current economic environment have been and continue to be felt across many industries, with financial services and real estate being particularly hard hit. However, for the period 2008 and 2009 the Bank had 529 loans pay off, totaling $336 million, and incurred approximately $2.9 million in realized losses.

The Bank’s market area, principally Fairfield County, New York City and its suburbs (approximately 97% of the Bank’s loans are within a 50 mile radius of its home office in Stamford, CT) were particularly hard hit by the recession and the paralysis of the credit markets which continued during the last half of 2008 into 2009. In particular, the Bank’s market area was severely impacted by the deterioration of large Wall Street financial institutions. With the viability of these institutions being called into question and the government threatening to limit the compensation of their executives, Management had no alternative but to significantly increase the Allowance for Loan Losses due to the significant detrimental effect these factors had on the Bank’s local real estate markets. This situation was exacerbated by the unpredictability in the length of the recession and the severity of its down turn. Many individuals and companies with long established credit histories were faced with dramatic decreases in business and in many cases loss of jobs. However, it appears with the worst of the recession over, financial institutions have begun to stabilize, if not recover. This is also evidenced by an increase in real estate transactions and a stabilization of real estate prices in the Bank’s market area during the past six months.

The net loss for 2009 was attributable to the following factors:  a $13.1 million provision for loan losses due to higher levels of non-accrual loans, higher operating expenses as a result of the increased levels of nonaccrual loans and an $11.4 million increase in the valuation allowance for deferred tax assets.

Net interest income declined 32% from $27.2 million for 2008 to $18.6 million for 2009. This decline is due in large part from the aforementioned levels of non-accrual loans, as well as the low interest rate environment and the concentration of liquidity in lower yielding instruments.

Total nonperforming assets (“NPA’s”) which consist of non-accrual loans and other real estate owned (“OREO”) properties were $145.6 million at September 30, 2009 and declined to $132.6 million at December 31, 2009.  It is Management’s opinion that NPA’s peaked during the third quarter of 2009. The $132.6 million of NPA’s is comprised of $19.1 million of OREO properties and $113.5 million of non-accrual loans.  Of the $113.5 million in non-accrual loans, 20 borrowers representing $20.9 million in loans, continue to make payments and these loans are under 30 days past due as to payments.  An additional 28 loans totaling $36.6 million are over 30 days but under 90 days past due as to payments.  Prior to the severe economic downturn in 2008, the Bank experienced minimal delinquencies and loan losses. As a result of the Bank’s strong credit history, it did not have a dedicated formal loan workout group; however, some of the Bank’s senior loan officers had considerable loan workout experience with previous employers. As the recession deepened and the real estate market deteriorated, the Bank hired additional loan workout specialists to augment its experienced staff and formed a dedicated loan workout group charged with addressing, as they occur, the orderly disposition of its problem assets. Progress is being made as evidenced by the recent decline in NPA’s. The Bank’s conservative underwriting standards and low loan-to-value ratios at the time of origination have mitigated loan losses at the time the loans are paid off.

Total deposits decreased $23.5 million from $784.8 million at December 31, 2008 to $761.3 million at December 31, 2009. A decrease in Certificates of Deposits of $92.6 million, comprised primarily of $69.7 million in wholesale and retail CDARS was partially offset by increases in money market and savings accounts of $43.8 million and $23.7 million, respectively.

Non-interest income in 2009 of $2.9 million represents an increase of $3.1 million as compared to 2008. The results for 2008 included impairment charges of $3.2 million relating to auction rate preferred equity securities. In 2009, the Bank recorded gains on the sale and redemption of investment securities totaling $451,000.

Non-interest expenses increased $4.2 million, or 16%, from $25.9 million in 2008 to $30.1 million for 2009.  Professional and other outside services increased $2.2 million primarily relating to legal fees incurred in conjunction with significant increases in non-performing assets, consulting services for planning and regulatory matters and internal and external audit fees.  Expenses associated with OREO operations for 2009 totaled $794,000; there were no OREO related expenses incurred during 2008.  Regulatory assessments increased $2.4 million primarily due to the increase in FDIC deposit insurance premiums inclusive of a special one-time assesment.

Total assets decreased $47.0 million from $913.4 million at December 31, 2008 to $866.4 million at December 31, 2009.  Total loans decreased $143.4 million, or 18%, from $788.6 million at December 31, 2008 to $645.2 million at December 31, 2009.  The principal reasons for the significant decrease in the Bank’s loan portfolio are due to the reduced real estate transaction activity in our market areas and the Bank’s strategic decision to improve the risk profile of its loan portfolio by reducing its construction and commercial real estate loan concentrations.

Construction and commercial real estate loans are generally susceptible to greater risk.   Construction loans decreased by $122.3 million, or 42%, from $292.7 million at December 31, 2008 to $170.4 million at December 31, 2009; commercial real estate loans decreased by $32.3 million, or 12.0%, from $262.6 million at December 31, 2008 to $230.2 million at December 31, 2009.  Owner occupied residential real estate loans increased $25.1 million, or 15%, compared to loans outstanding in this portfolio at December 31, 2008.  This planned shift in the concentration of the loan portfolio resulted in an improvement in the overall risk profile of the Bank’s loan portfolio.

For the year ended December 31, 2009, the Bank incurred realized charge-offs at loan payoff of $2.3 million and recorded partial charge-offs on loans remaining in its portfolio of $11.4 million.  In addition, at year end 2009 the allowance for loan losses was $15.8 million or 2.39% of total loans. During 2009, 251 loans totaling approximately $175.3 million were paid off. Of the 251 loans, the Bank incurred losses on seven customers totaling approximately $2.9 million, or 1.59%, of the outstanding loan balance.  In contrast, for the period 2001 through 2007, the Bank was paid back on approximately 1,650 loans totaling in excess of $680 million; realized losses in aggregate relating to these loans totaled less than $100,000. The Bank is heavily reliant upon real estate secured loans; however, we have historically had very conservative underwriting standards as well as low loan-to-values at loan origination.  It is also important to note that the Bank has no sub prime loans, negative amortization loans or option ARMS in its loan or investment portfolios.  In addition, the Bank has no exposure to large tract home developments nor does the Bank finance infrastructure loans.  The Bank’s exposure to credit cards and other unsecured loans is minimal.

The Company experienced an improvement in its net interest margin via a reduction in its cost of funds during the fourth quarter of 2009 which is expected to continue during 2010 as maturing certificates of deposit renew at currently lower interest rates.  The Company is not dependent on brokered deposits as a funding source.  Finally, the liquidity position of the Bank remains strong.  As a result of the severe economic crisis, management implemented a strategy to enhance the Bank’s liquidity position.  The Bank’s liquidity ratio which is defined as the percentage of liquid assets to total assets at December 31, 2009 is 18%.  The Bank also increased its ability to borrow from the Federal Home Loan Bank from $81 million at December 31, 2008 to $160 million at December 31, 2009.

As of December 31, 2009 the Company and the Bank are categorized as “adequately capitalized”. There are no conditions or events since then that management believes have changed the Bank’s classification. Importantly, on December 16, 2009, the Company and PNBK Holdings LLC, an unaffiliated entity, entered into a Stock Purchase Agreement (the “SPA”) pursuant to which PNBK Holdings has the right to purchase 33,333,333 shares of Company common stock for $50,000,000.  The agreement calls for an anticipated closing date prior to the end of the second quarter of 2010.  The capital raised from the SPA should restore the Bank to the well capitalized regulatory classification.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 19 full service branches, 16 in Connecticut and 3 in New York. It also has a loan production office in Stamford, CT.

	Three Months Ended Dec. 31, 2009	Three Months Ended Dec. 31, 2008	Twelve Months Ended Dec. 31, 2009	Twelve Months Ended Dec. 31, 2008
	(000)	(000)	(000)	(000)
Net interest income	$4,676	$6,834	$18,608	$27,211
Non-interest income	640	(1,360)	2,946	(149)
Non-interest expense	8,843	7,359	30,132	25,948
Provision for loan losses	4,080	6,745	13,089	11,290
Loss before taxes	7,607	8,630	21,666	10,176
Loans at period end	645,206	788,569	645,206	788,569
Deposits at period end	761,334	784,821	761,334	784,821
Assets at period end	866,417	913,359	866,417	913,359
Shares outstanding	4,763	4,743	4,763	4,743
Loss per share	0.88	1.21	5.02	1.50

Statements in this earnings release that are not historical facts are considered to be forward-looking statements.  Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance.  All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements.  Patriot National intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release.  The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.  A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements in including in Patriot’s Annual Report on Form 10-K for the year ended December 31, 2009.